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                                                                       Exhibit 5


February 13, 2003

Moore Corporation Limited
6100 Vipond Drive
Mississauga, Ontario
L5T 2X1

Ladies and Gentlemen:

MOORE CORPORATION LIMITED
REGISTRATION STATEMENT ON FORM S-4

We have acted as Canadian counsel to Moore Corporation Limited, a Canadian corporation (the "Company"), in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), on the date hereof.

The Registration Statement relates to common shares of the Company (the "Company Common Shares") to be issued pursuant to the Agreement and Plan of Merger (the "Merger Agreement") dated as of January 16, 2003 among the Company, Wallace Computer Services, Inc., a Delaware corporation ("Wallace"), and M-W Acquisition, Inc., a Delaware corporation ("Merger Sub"), in the proposed merger (the "Merger") of Merger Sub with and into Wallace, followed by a merger of the surviving corporation of the Merger with and into another subsidiary of the Company (the "Subsequent Merger"), if Sullivan & Cromwell LLP delivers to the Company and Sidley Austin Brown & Wood delivers to Wallace an opinion to the effect that, among other things, the Merger and the Subsequent Merger, taken together, will constitute a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended.

For the purposes of expressing the opinion set forth herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the articles of continuance and the by-laws of the Company, each as amended from time to time, the Merger Agreement and certain resolutions of the board of directors of the Company relating to the transactions contemplated in the Merger Agreement. We have also examined such certificates of public officials, officers of the Company, corporate records and other documents as we have deemed relevant or necessary as a basis for the opinion expressed below. In our examination of such documents, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as certified, conformed, facsimile or photostatic copies.

We are barristers and solicitors qualified to practice law in the Province of Ontario and our opinion expressed below is limited to the laws of such Province and the laws of Canada applicable therein and should not be relied upon, nor is it given, in respect of the laws of any other jurisdiction.
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Based upon and subject to the foregoing, we are of the opinion that the Company
Common Shares when issued by the Company to the holders of common stock, par value U.S.$1.00 per share, of Wallace in accordance with the Merger Agreement, and upon receipt by the Company of the consideration provided for in the Merger Agreement for the Company Common Shares, will be validly issued, fully paid and non-assessable shares of the Company.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Validity of Moore Common Shares" in the proxy statement-prospectus forming a part of the Registration Statement. In giving such consent, we do not thereby concede that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder, or that we are "experts" within the meaning of the Securities Act or the rules and regulations promulgated thereunder.



Yours very truly,


OSLER, HOSKIN & HARCOURT LLP